Exhibit (a)(1)(A)

Offer to Purchase

up to $10,000,000 in Cash of Shares of its Common Stock

at a Purchase Price Not Greater than $12.17 per Share Nor Less than $11.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 5, 2017, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Great Elm Capital Corp., a Maryland corporation (“GECC,” “we” or “us”), is offering to purchase for cash up to $10 million of its shares of common stock, par value $0.01 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $12.17 per Share nor less than $11.50 per Share (“Auction Tenders”), or (ii) purchase price tenders pursuant to which stockholders indicate they are willing to sell their Shares to us at the Purchase Price (as defined below) determined in the Offer (as defined below) (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (“Letter of Transmittal,” which together, as each may be amended or supplemented from time to time, constitute the “Offer”). At the maximum purchase price of $12.17 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 821,692 Shares if the Offer is fully subscribed, which would represent approximately 6.5% of our issued and outstanding Shares as of March 24, 2017. At the minimum purchase price of $11.50 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 869,565 Shares if the Offer is fully subscribed, which would represent approximately 6.9% of our issued and outstanding Shares as of March 24, 2017. See Sections 1 and 11.

Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be greater than $12.17 per Share nor less than $11.50 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $11.50 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $12.17 per Share and not less than $11.50 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $10 million. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, if any, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $10 million. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Shares are listed on The NASDAQ Global Market (“Nasdaq”) and trade under the symbol “GECC.” On March 29, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on Nasdaq was $11.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF GECC, OUR OFFICERS, GREAT ELM CAPITAL MANAGEMENT, INC. (“GECM”), OUR INVESTMENT MANAGER, OUR OR GECM’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS. THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

NEITHER THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for the Offer, or Janney Montgomery Scott LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Janney Montgomery Scott LLC

1717 Arch Street

Philadelphia, PA 19103

(617) 557-2979

E-mail: prospectus@janney.com

Offer to Purchase dated April 5, 2017

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	Registered Holders: if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•	DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

Stockholders properly tendering Shares pursuant to Auction Tenders at $11.50 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, if any, proration and conditional tender). However, your election or the election of other stockholders to tender Shares pursuant to Auction Tenders or Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer. The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR ANY OF OUR PORTFOLIO INVESTMENTS SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR BOARD, GECM, OUR OR ITS AFFILIATES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

1.	Who is offering to purchase my Shares?

The issuer of the Shares, Great Elm Capital Corp., which we refer to as “GECC,” “we” or “us.”

2.	What is the purpose of the Offer?

The Shares are trading at a significant discount to our net asset value as of March 29, 2017. The purpose of the Offer is to enable us to promptly complete a significant acquisition of our own Shares. We believe that buying our Shares currently offers an attractive investment return at current trading prices. We believe that the Offer is a mechanism for completing a sizable acquisition of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders. Purchasing the Shares at a discount to net asset value is expected to be accretive to net investment income and net asset value per share.

After completing the Offer, we intend to continue our Share purchase program, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors, including the price and availability of the Shares, trading volume, capital availability, our performance and general economic and market conditions. We have a trading plan and may from time to time establish new trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate purchases of Shares. See Section 2.

3.	What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting the Offer by means of a modified “Dutch auction” to purchase for cash up to $10 million of Shares, pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $12.17 per Share nor less than $11.50 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Promptly after 5:00 p.m., New York City time, on May 5, 2017, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $12.17 per Share nor less than $11.50 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $11.50 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

The Purchase Price will be the lowest price per Share of not more than $12.17 per Share and not less than $11.50 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $10 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders (subject to proration) who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

4.	How as the price range of the Offer determined?

We set the price range of the Offer after reviewing the results of recent self-tender offers, including those by other BDCs, as a premium to $11.02, the reported closing price of the Shares on NASDAQ on March 29, 2017, the last full trading day prior to the announcement of the Offer, within a range where we estimated the Offer may be fully subscribed. The price range in the Offer was also set by reference to our net asset value that at $12.17 and $11.50 represents a 10% discount and 15% discount, respectively, to our December 31, 2016 net asset value. None of us, GECM or the Dealer Manager expresses any opinion as to future trading prices of our common stock.

5.	How many Shares are you offering to purchase?

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to $10 million, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $12.17 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 821,692 Shares if the Offer is fully subscribed, which would represent approximately 6.5% of our issued and outstanding Shares as of March 24, 2017. At the minimum purchase price of $11.50 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 869,565 Shares if the Offer is fully subscribed, which would represent approximately 6.9% of our issued and outstanding Shares as of March 24, 2017. See Sections 1 and 11.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $10 million. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 886,956, or 7.1% of our issued and outstanding Shares as of March 24, 2017. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Sections 1 and 15.

6.	How will you pay for the Shares?

As of December 31, 2016, we had approximately $66.8 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. See Section 9.

7.	How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline

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for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.

8.	Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Sections 7 and 15.

9.	How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Subject to applicable law, amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 15.

10.	What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date shall have occurred;

•	no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on our business, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, results of operations or prospects, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•	no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in our business, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on us, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from Nasdaq or (3) eligible for deregistration under the Exchange Act; and

•	we do not determine, in our reasonable judgement, that the consummation of the Offer and the purchase of Shares pursuant to the Offer could jeopardize our qualification and taxation as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”).

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

11.	Following the Offer, will GECC continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the Nasdaq or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

12.	How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	Registered Holders: if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3.

•	If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

13.	What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $10 million?

To the extent that Shares are properly tendered in the Offer and not properly withdrawn in an amount and at such price or prices that would result in an aggregate purchase price in excess of $10 million, we may not purchase all of the Shares you tender at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority, if any, proration and conditional tender provisions described herein. See Section 1.

14.	If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

Maybe. If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we may, in our discretion, purchase all of your Shares without subjecting them to proration. See Section 1.

15.	Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on May 5, 2017. See Section 4.

16.	How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

17.	Has GECC or its board of directors adopted a position on the Offer?

While our board of directors has authorized the Offer, it has not made and is not making, and none of us, our officers, GECM (our investment manager), nor any of our or GECM’s subsidiaries or affiliates, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your tax advisors, financial advisors and/or brokers. See Section 2.

18.	Do our directors or executive officers intend to tender their Shares in the Offer?

Our, directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and our policies and practices, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price. See Section 11.

19.	What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if we complete the Offer, their relative ownership interest in GECC will automatically increase. See Section 2.

20.	What will happen if my Shares are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

21.	When and how will you pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

22.	Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

23.	What is our accounting treatment of the Offer?

The accounting for the purchase of Shares and related expenses under generally accepted accounting principles in the United States (“GAAP”) pursuant to the Offer will result in a reduction of our net asset value and a corresponding reduction in total cash and cash equivalents. See Section 2.

24.	Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

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25.	What are the United States federal income tax consequences if I tender my Shares?

The receipt of cash from us in exchange for the Shares you tender in the Offer will likely be a taxable event for U.S. federal income tax purposes, depending on your particular circumstances. See “Section 14 — U.S. Federal Income Tax Considerations.” If you are a U.S. Stockholder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”), you should complete the Internal Revenue Service (“IRS”) Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Stockholder and who fails to timely complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. See Section 3. All stockholders should review the discussion in Sections 3 and 14 regarding U.S. federal income tax consequences and consult their tax advisors regarding the tax consequences of the Offer.

26.	Will I have to pay a stock transfer tax if I tender my Shares?

No. If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 5.

27.	Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact MacKenzie Partners, Inc., the Information Agent for the Offer, or Janney Montgomery Scott LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements,” including statements as to the amount, timing and manner of our self-tender offer, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy, liquidity and planned transactions. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our, or our portfolio companies’, future business, operations, operating results or prospects;

•	the return or impact of current and future investments;

•	the impact of a protracted decline in the liquidity of credit markets on our business;

•	the impact of fluctuations in interest rates on our business;

•	the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our financing resources and working capital;

•	the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the timing, form and amount of any dividend distributions; and

•	our ability to maintain our qualification as a regulated investment company and as a business development company.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offer to Purchase. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2016 filed with the SEC and other documents we file with or furnish to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or its business or operations.

INTRODUCTION

To the Stockholders of Great Elm Capital Corp.:

We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase for cash up to $10 million of Shares pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $12.17 per Share nor less than $11.50 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

The Offer will expire on May 5, 2017, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn. Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $12.17 per Share nor less than $11.50 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $11.50 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

The Purchase Price will be the lowest price per Share of not more than $12.17 per Share and not less than $11.50 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $10 million. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, if any, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $10 million. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. In addition, in accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the terms and conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3. Stockholders should complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares or indicating that they are making a Purchase Price Tender. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender different Shares at different prices must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn. See Section 3.

THE OFFER IS NOT CONDITIONED UPON OUR OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF GECC, OUR OFFICERS, GECM, OUR OR GECM’S SUBSIDIARIES OR AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $10 million:

•	First, we may elect to purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $10 million; and

•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $10 million, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

Therefore, we may not purchase all of the Shares that our stockholders tender even if they are tendered at or below the Purchase Price.

We may increase the aggregate purchase price we pay for Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, Janney Montgomery Scott LLC, the Dealer Manager for the Offer, and MacKenzie Partners, Inc., the Information Agent for the Offer. See Section 16.

As of March 24, 2017, there were 12,550,746 Shares issued and outstanding. At the maximum purchase price of $12.17 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 821,692 Shares if the Offer is fully subscribed, which would represent approximately 6.5% of our issued and outstanding Shares as of March 24, 2017. At the minimum purchase price of $11.50 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 869,565 Shares if the Offer is fully subscribed, which would represent approximately 6.9% of our issued and outstanding Shares as of March 24, 2017. See Sections 1 and 11.

The Shares are listed on Nasdaq and trade under the symbol “GECC.” On March 29, 2017, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on Nasdaq was $11.02 per Share. The Purchase Price will be less than our net asset value per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

General. Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $12.17 per Share nor less than $11.50 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $11.50 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $12.17 per Share and not less than $11.50 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $10 million. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, if any, proration and conditional tender described below.

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $10 million, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $12.17 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 821,692 Shares if the Offer is fully subscribed, which would represent approximately 6.5% of our issued and outstanding Shares as of March 24, 2017. At the minimum purchase price of $11.50 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 869,565 Shares if the Offer is fully subscribed, which would represent approximately 6.9% of our issued and outstanding Shares as of March 24, 2017. See Section 11.

We may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $10 million. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 886,956, or 7.1% of our issued and outstanding Shares as of March 24, 2017, If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Section 15.

The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars. Stockholders properly tendering Shares pursuant to Auction Tenders at $11.50 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, if any, proration and conditional tender).

Shares tendered pursuant to the Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $10 million:

First, we may, in our discretion, purchase all Shares tendered by any Odd Lot Holder who:

•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $10 million; and

Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $10 million, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased. As noted above, we may increase the aggregate purchase price we pay for Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (such tendering person, an “Odd Lot Holder”). To qualify for this preference, which is subject to our discretion, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Subject to our discretion, Odd Lots tendered at or below the Purchase Price may be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than, in our discretion, Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than, in our discretion, Odd Lot Holders), in each case, at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of such stockholder’s Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholders list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

The Shares are trading at a significant discount to our net asset value as of March 29, 2017. The purpose of the Offer is to enable us to promptly complete a significant acquisition of our own Shares. We believe that buying our Shares currently offers and attractive investment return at current trading prices. We believe that the Offer is a mechanism for completing a sizable acquisition of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders.

After completing the Offer, we intend to continue our Share purchase program, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Shares, trading volume, capital availability, our performance and general economic and market conditions. We have a trading plan and may from time to time establish new trading plans under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF GECC, OUR OFFICERS, GECM, OUR OR GECM’S SUBSIDIARIES OR AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH

YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE IMPORTANT INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS. THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in GECC as a result of a partial tender of Shares or proration will continue to be owners of GECC. As a result, if we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in GECC and also will continue to receive the benefits and bear the attendant risks associated with owning our common stock. Additionally, stockholders whose shares are validly tendered and accepted for payment pursuant to the Offer will not be eligible to receive future dividends. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets). In addition, it may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares. Great Elm Capital Group, Inc., a Delaware corporation (“GEC”) will not tender its Shares in the Offer. Private investment funds (the “MAST Funds”) managed by MAST Capital Management, LLC (“MAST Capital”) intend to tender 3,954,640 Shares in the Offer.

After expiration or termination of the Offer, our directors and executive officers and the MAST Funds may, subject to applicable law and our applicable policies and practices, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. We and GEC entered into an agreement that GEC would not sell its Shares until November 3, 2017 other than to its subsidiaries or to affiliates of MAST Capital.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we believe that our purchase of Shares pursuant to the Offer will not result in delisting of the remaining Shares on Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer will not cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act. See Section 7.

All Shares repurchased pursuant to the Offer will be cancelled. The accounting for the purchase of Shares and related expenses under GAAP pursuant to the Offer will result in a reduction of our net asset value and a corresponding reduction in total cash and cash equivalents.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving GECC or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any material change in our indebtedness or capitalization other than ordinary course working capital borrowings;

•	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on Nasdaq;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of GECC, or the disposition by any person of our securities; or

•	any changes in our governing instruments or other actions that could impede the acquisition of control of GECC.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer should either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered,” indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Shares at the minimum price of $11.50 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER THAN WOULD OTHERWISE BE THE CASE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $11.50 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered.”

Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the minimum price of $11.50 per Share and could result in the tendered Shares being purchased at the minimum price of $11.50 per Share. See Section 8 for recent market prices for the Shares. If you wish to indicate a specific price (in increments of $0.11) at which your Shares are being tendered, you must check the box indicating such price under the section captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered.” You should be aware that this election could mean that none of your Shares will be purchased if the price you select is higher than the Purchase Price. If you wish to tender different Shares at different prices, you must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

If you hold Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If you hold Shares through nominee, you are urged to consult your nominees to determine whether any charges may apply if you tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment, if available to Odd Lot Holders as described in Section 1.

You may tender Shares subject to the condition that all or a specified minimum number of your Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. YOU ARE URGED TO CONSULT YOUR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal.

Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and may not be deemed to be properly tendered.

Book-Entry Delivery and the Book-Entry Transfer Facility. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against that participant.

Guaranteed Delivery. If you desire to tender Shares in the Offer and your Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, your Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by express mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary before the Expiration Date and must include (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion and will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.

We also reserve the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not we waive similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of GECC, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery described in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on our or the Depositary’s request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. You are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Stockholder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Stockholder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. Stockholder does not provide the Depositary with the correct taxpayer identification number, the U.S. Stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all C corporations and certain Non-U.S. Stockholders (as defined in “Section 14 — U.S. Federal Income Tax Considerations”)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status. See Instruction 2 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

You are urged to consult with your tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption. For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see “Section 14 —U.S. Federal Income Tax Considerations.”

4. Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on May 5, 2017. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us in our sole discretion and will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of GECC, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $10 million for Shares that are properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, if any, proration and conditional tender provisions of the Offer, Shares that are properly tendered, or deemed to be tendered, at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

Holders of Shares purchased in the Offer will be entitled to distributions that have a record date before the Expiration Date, even if the payment date is after such Shares have been accepted for payment. Shares purchased in the Offer will not be entitled to distributions whose record date is after such Shares have been accepted for payment. Our Board of Directors has declared a dividend (the “Dividend”) of $0.083 per Share payable May 15, 2017 to stockholders of record as of April 28, 2017. Accordingly, stockholders as of the record date for the Dividend whose Shares are purchased pursuant to the Offer will receive the Dividend with respect to such purchased Shares.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

6. Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if any, if the Offer is oversubscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in

Section 14, the U.S. federal income tax treatment of the Offer to a particular stockholder may depend in part on whether all or less than all of the stockholder’s Shares are purchased pursuant to the Offer. Under the conditional tender alternative, you may tender Shares subject to the condition that all or a specified minimum number of your Shares tendered must be purchased if any of your Shares tendered are purchased. If you desire to make a conditional tender, you must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. You are urged to consult with your investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve any intended U.S. federal income tax result for any stockholder tendering Shares.

If you wish to make a conditional tender, you must calculate and appropriately indicate in its Letter of Transmittal the minimum number of your Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $10 million are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, if any, based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $10 million, then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares at or below the Purchase Price.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any such action that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall have violated or be in conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date;

•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on our business, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, results of operations or prospects, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in our business, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on us on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person:

•	has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof),

•	who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or

•	shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•	we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from Nasdaq or (3) eligible for deregistration under the Exchange Act; or

•	we do not determine, in our reasonable judgement, that the consummation of the Offer and the purchase of Shares pursuant to the Offer could jeopardize our qualification and taxation as a regulated investment company under the Code.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders.

8. Price Range of Shares.

Our Shares are traded on Nasdaq under the symbol “GECC.” The following table sets forth the range of high and low sales prices of our Shares as reported on Nasdaq, our net asset value per Share for each fiscal quarter since our Shares began trading in the public markets on November 7, 2016 and the closing sales price as a premium (discount) to our net asset value per Share as reported on Nasdaq:

			Price Range		High Sales Price Premium (Discount) to Net Asset Value(2)		Low Sales Price Premium (Discount) to Net Asset Value(2)
	NAV(1)		High	Low
Fiscal 2017
Second quarter (through April 4, 2017)		(3)	$11.47	$11.35		(3)		(3)
First quarter		(3)	$11.82	$10.74		(3)		(3)
Fiscal 2016
Fourth quarter (beginning November 7, 2016)	$13.52		$11.90	$10.35	(12)%		(23)%

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per Share on the date of the high and low sales prices. The net asset values shown are based on outstanding Shares at the end of each period.
(2)	Calculated as the respective high or low closing sales price less net asset value, divided by net asset value (in each case, as of the applicable quarter).
(3)	The NAV per share as of December 31, 2016 was $13.52. NAV per share as of March 31, 2017 and June 30, 2017 may be higher or lower than $13.52 based on potential changes in valuations, issuances of securities, dividends paid and earnings for the quarters then ended.

The last reported sale price of the Shares on Nasdaq on March 29, 2017 was $11.02 per share. As of March 15, 2017, there were approximately 11 holders of record of Shares, one of which represents all of our stockholders for whom shares are held in “nominee” or “street name.”

Distributions

We offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act of 1940, as amended (the “Investment Company Act”), or if distributions are limited by the terms of any of our borrowings.

The following table lists the cash distributions, including dividends and returns of capital, if any, per share that we have declared since our formation on April 22, 2016.

Date Declared	Record Date	Payment Date	Amount
Fiscal 2016:
December 22, 2016	December 30, 2016	January 16, 2017	$0.166

Total			0.166

Fiscal 2017:
December 22, 2016	January 31, 2017	February 16, 2017	0.083
December 22, 2016	February 28, 2017	March 15, 2017	0.083
December 22, 2016	March 31, 2017	April 17, 2017	0.083
March 22, 2017	April 28, 2017	May 15, 2017	0.083
March 22, 2017	May 31, 2017	June 15, 2017	0.083
March 22, 2017	June 30, 2017	July 14, 2017	0.083

Total			$0.498

To the extent our taxable earnings fall below the total amount of our distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to our stockholders. Thus, the source of a distribution to our stockholders may be the original capital invested by the stockholder rather than our taxable ordinary income or capital gains. Stockholders should read any written disclosure accompanying a dividend payment carefully and should not assume that the source of any distribution is our taxable ordinary income or capital gains.

During the year ended December 31, 2016, our distributions were made primarily from undistributed net investment income. We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage requirements applicable to us as a business development company under the Investment Company Act. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of favorable regulated investment company tax treatment.

Issuer Purchases of Shares

The following table summarizes all of our purchases of our Shares from our inception through and including March 31, 2017 under a $15.0 million buyback program approved by our Board.

Month	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
November 2016	16,030	$10.81	16,030	$14,826,985
December 2016	82,142	$10.73	98,172	$13,946,200
January 2017	132,434	$11.48	230,606	$12,425,611
February 2017	72,678	$11.26	303,284	$11,607,509
March 2017	40,617	$11.09	343,901	$11,157,234

Total	343,901	$11.17	343,901	$11,157,234

On March 29, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on Nasdaq was $11.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices to tender your Shares pursuant to the Offer.

9. Source and Amount of Funds.

As of December 31, 2016, we had approximately $66.8 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing.

Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $10.5 million.

10. Certain Information Concerning GECC.

We are a newly formed, externally managed non-diversified closed end management investment company that elected to be regulated as a business development company under the Investment Company Act. We are an “emerging growth company” within the meaning of the JOBS Act, and, as such, are subject to reduced public company reporting requirements. Our investment objective is to seek to generate both current income and capital appreciation, while seeking to protect against risk of capital loss, by investing predominantly in the debt instruments of middle market companies in a range of industries, which, our external investment manager,

GECM defines as companies with enterprise values between $100.0 million and $2.0 billion. Our investment objectives may be changed without a vote of the holders of a majority of our stockholders. GECM provides the administrative services necessary for us to operate.

We made, and expect to make, multi-year investments primarily in secured and senior unsecured debt instruments that we purchase in the secondary markets. We may also originate investments directly with issuers. We invest in companies that have high leverage or operate in industries experiencing cyclical declines. Investments in these companies may trade at discounts to their original issue prices. We seek to protect against risk of loss by investing in borrowers with tangible and intangible assets, where GECM believes asset values are expected to, or do, exceed our investment and any debt that is senior to, or ranks in parity with, our investment. We seek investments whose total return potential (interest income plus capital appreciation and fees, if any) appropriately recognizes potential investment risks. GECM’s investment process includes a focus on an investment’s contractual documents, as it seeks to identify rights that enhance an investment’s risk protection and avoid contracts that compromise potential returns or recoveries. We may also make investments in subordinated debt, mezzanine debt, and equity or equity linked financial instruments.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, their employment agreements, their outstanding equity awards, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may access our publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to our website located at http://www.greatelmcc.com to access the Schedule TO and related documents. Our website and the information posted on it or that can be accessed through it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase, except for those documents referenced below that are expressly incorporated by reference herein.

Incorporation by Reference. This Offer to Purchase “incorporates by reference” certain information we have filed with the SEC. This means that we can disclose important information to you without including the specific information in this Offer to Purchase by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this Offer to Purchase. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC and in this Offer to Purchase.

We incorporate by reference in this Offer to Purchase the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed pursuant to any Current Report on Form 8-K), until the termination of the Offer:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 30, 2017 (the “Form 10-K”); and

•	Our Current Report on Form 8-K filed on March 30, 2017.

These reports contain important information about us, our financial condition and our results of operations. We make available free of charge on or through our Internet website, www.greatelmcc.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically files such material with, or furnishes it to, the SEC. Information contained on our Internet website is not part of this Offer to Purchase.

You may obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this Offer to Purchase (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.greatelmcc.com or by writing or calling the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of March 24, 2017 we had 12,550,746 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $12.17 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 821,692 Shares if the Offer is fully subscribed, which would represent approximately 6.5% of our issued and outstanding Shares as of March 24, 2017. At the minimum purchase price of $11.50 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 869,565 Shares if the Offer is fully subscribed, which would represent approximately 6.9% of our issued and outstanding Shares as of March 24, 2017.

Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class(2)
Interested Directors
Peter A. Reed	10,172	*
John E. Stuart	16,545	*
Independent Directors
Mark C. Biderman	5,037	*
Mark Kuperschmid	—	*
Executive Officers
Michael J. Sell	612	*
Robert Wilson	—	*
Directors and executive officers as a group	32,366	*
5% Beneficial Owners
Great Elm Capital Group, Inc.	1,966,667	15.66%
Entities affiliated with MAST Capital Management, LLC(3)	5,935,800	47.25%

*	Represents less than one percent

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Based on a total of 12.6 million shares of our common stock issued and outstanding on March 15, 2017.
(3)	Represents shares held by the following shares for which MAST Capital reported that it has sole power to dispose:

•	Mast Credit Opportunities I Master Fund Limited, for which MAST Capital is the investment manager, holds 2,656,484 Shares. David J. Steinberg reports the Shares held indirectly by MAST Capital because, as the principal of MAST Capital at the time of purchase, he reports that he controlled the disposition and voting of the securities. MAST Capital reports that it has the right to an asset-based fee relating the above fund.

•	Mast Select Opportunities Master Fund LP, for which MAST Capital is the investment manager, holds 3,104,561 Shares. David J. Steinberg reports the Shares held indirectly by MAST Capital because, as the principal of MAST Capital at the time of purchase, he reports that he controlled the disposition and voting of the securities. MAST Capital reports that it has the right to an asset-based fee relating the above fund.

•	Mast Admiral Master Fund LP, for which MAST Capital is the investment manager, holds 174,755 Shares. David J. Steinberg reports the Shares held indirectly by MAST Capital because, as the principal of MAST Capital at the time of purchase, he reports that he controlled the disposition and voting of the securities. MAST Capital reports that it has the right to an asset-based fee relating the above fund.

Interests of Directors and Executive Officers. As of March 15, 2017, our directors and executive officers as a group (6 persons) beneficially owned an aggregate of 32,366 Shares, representing less than 1% of the total number of issued and outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and our applicable policies and practices, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 2.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries have effected any other transactions involving our Shares during the sixty days prior to April 4, 2017.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of GECC nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, any, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

We are a party to an investment management agreement, dated as of September 27, 2016 (the “Investment Management Agreement”) and an administration agreement with GECM, which is wholly-owned by GEC. GECM hired all of the employees of MAST Capital, who also continue to be employees of MAST Capital. Affiliates of GECM entered into agreements with MAST Capital and the initial employees of GECM under which MAST Capital and such employees have indirect financial interests in GECM’s net cash flows from the Investment Management Agreement.

Funds managed by MAST Capital own approximately nineteen percent of GEC. Mr. Reed serves as a member of the board of directors of GEC, in addition to being our chief executive officer and chief investment officer of GECM. Mr. Reed and substantially all of GECM’s initial employees also remain employees of MAST Capital where they continue to manage private investment funds, with investment objectives similar to ours.

Funds managed by MAST Capital own approximately eleven percent of the outstanding shares of Avanti and approximately six percent of the outstanding shares of Everi. In addition, certain of our executive officers and directors and the members of GECM’s investment committee serve or may serve as officers, directors or principals of entities that operate in the same or related lines of business as GECC or of investment funds managed by our affiliates. Accordingly, we may not be given the opportunity to participate in certain investments made by investment funds managed by advisers affiliated with GECM, including MAST Capital and any advisers that may in the future become affiliated with GEC.

GECM entered into a consulting contract with FS Services LLC, that retained Gregg Felton, Full Circle’s former chief executive officer, and John Stuart, Full Circle’s former chairman and a member of our Board.

We entered into a license agreement with GEC pursuant to which GEC granted us a non-exclusive, royalty-free license to use the name “Great Elm Capital Corp.” Under the license agreement, we have a right to use the Great Elm Capital Corp. name and the Great Elm Capital logo for so long as GECM, or an affiliate thereof, remains our investment adviser. Other than with respect to this limited license, we have no legal right to the “Great Elm Capital Corp.” name. The license agreement may be terminated by either party without penalty upon sixty-days’ written notice to the other.

As of April 4, 2017, we and certain MAST Funds held debt securities issued by Avanti, Optima, Everi, and Sonifi Solutions, Inc. The Avanti, Optima and Everi securities held by us were contributed to us by the MAST Funds per the Subscription Agreement.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon Nasdaq’s published guidelines, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from Nasdaq. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from Nasdaq. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from Nasdaq or will be eligible for deregistration under the Exchange Act. See Section 7.

13. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14. U.S. Federal Income Tax Considerations.

The following discussion describes the U.S. federal income tax consequences generally applicable to tendering Shares in the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, IRS pronouncements and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. Except where noted, this summary addresses Stockholders whose Shares are held as capital assets within the meaning of the Code and does not deal with special situations, including, without limitation, those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Stockholders whose functional currency is not the U.S. dollar. This summary does not address all aspects of U.S. federal income taxes and does not address the effects of the Medicare contribution tax on net investment income or foreign, state, local or other tax considerations that may be relevant to Stockholders in light of their particular circumstances. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

As used herein, a U.S. Stockholder means a Stockholder that is (i) a citizen or individual resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Stockholder” is a Stockholder that is neither a U.S. Stockholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Stockholders. An exchange of Shares for cash in the Offer will likely be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Stockholder will, depending on such Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from GECC. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Stockholder: (a) results in a complete termination of the Stockholder’s interest in GECC, (b) results in a substantially disproportionate redemption with respect to the Stockholder, or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account (including shares that may be acquired through options that it owns or shares held by certain members of the U.S. Stockholder’s family). In addition, under certain circumstances it may be possible for a tendering U.S. Stockholder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually or constructively owned by the U.S. Stockholder but that are not purchased pursuant to the tender offer. Alternatively, a U.S. Stockholder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of shares by the U.S. Stockholder or by a related party whose shares are constructively owned by the U.S. Stockholder. U.S. Stockholders should consult their tax advisors regarding the considerations of any such sales or acquisitions in their particular circumstances.

Complete Termination Test. The purchase of a U.S. Stockholder’s shares by GECC pursuant to the tender offer will result in a “complete termination” of the U.S. Stockholder’s equity interest in GECC if all of the shares that are actually and constructively owned by the U.S. Stockholder are sold pursuant to the tender offer. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Stockholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

Substantially Disproportionate Test. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Stockholder if the percentage of GECC’s then outstanding voting stock owned by the Stockholder (both actually and constructively) immediately after the sale is less than 80% of the percentage of GECC’s voting stock owned by the Stockholder (both actually and constructively) determined immediately before the sale, and immediately following the exchange, the Stockholder actually and constructively owns less than 50% of the total combined voting power of GECC’s stock.

Not Essentially Equivalent to a Dividend Test. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Stockholder if the reduction in the Stockholder’s proportionate interest in GECC’s stock as a result of GECC’s purchase of Shares constitutes a “meaningful reduction” of the Stockholder’s interest. Whether the receipt of cash by a Stockholder who sells shares pursuant to the tender offer will be “not essentially equivalent to a dividend” will depend upon the Stockholder’s particular facts and circumstances. If, as a result of an exchange of shares for cash pursuant to the tender offer, a U.S. Stockholder whose relative stock interest in GECC is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of GECC suffers any reduction in its proportionate interest in GECC (including any ownership of shares constructively owned), the U.S. Stockholder should generally be regarded as having suffered a meaningful reduction in its interest in GECC. Stockholders should consult their tax advisors as to the application of this test in their particular circumstances.

If any of the above three tests for sale or exchange treatment is met, a U.S. Stockholder will recognize gain or loss equal to the difference between the price paid by GECC for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if the U.S. Stockholder’s holding period for the shares at the time of the exchange exceeds one year.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a dividend to the extent of such Stockholder’s allocable share of GECC’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of GECC’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder’s Shares and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable gain. Any such capital gain will be long-term capital gain if the U.S. Stockholder’s holding period for the shares at the time of the exchange exceeds one year. Any remaining adjusted basis in the Shares tendered to GECC will be transferred to any remaining Shares held by such Stockholder.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Non-U.S. Stockholders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Stockholder unless the U.S. Stockholder provides such U.S. Stockholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Stockholder is otherwise exempt from backup withholding. Therefore, each tendering U.S. Stockholder should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Stockholder otherwise establishes to the satisfaction of the Depositary that such U.S. Stockholder is not subject to backup withholding. Certain U.S. Stockholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Stockholders are subject to these withholding requirements. In order for a Non-U.S. Stockholder to qualify as an exempt recipient, that Non-U.S. Stockholder must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment can be refunded or credited against the Stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING, EACH U.S. STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING AN IRS FORM W-9.

In addition, a Non-U.S. Stockholder (other than an individual) may be subject to a 30% withholding tax under Chapter 4 of the Code, commonly referred to as “FATCA,” unless such Non-U.S. Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

THE TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY AND IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO

DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares;

•	we increase the number of Shares purchased by more than 2% or decrease the number of Shares sought to be purchased in the Offer; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16. Fees and Expenses.

We have retained Janney Montgomery Scott LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Janney Montgomery Scott LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Janney Montgomery Scott LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Janney Montgomery Scott LLC for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify Janney Montgomery Scott LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Janney Montgomery Scott LLC has in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services it has received, and would expect to receive, compensation from us.

Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Janney Montgomery Scott LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer.

Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5.

17. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase or in the Letter of Transmittal is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in our or our portfolio companies’ affairs since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our principals, affiliates or subsidiaries, the Dealer Manager, the Depositary or the Information Agent.

Great Elm Capital Corp.

April 5, 2017

Offer to Purchase

up to $10,000,000 in Cash of Shares of its Common Stock

at a Purchase Price Not Greater than $12.17 per Share Nor Less than $11.50 per Share

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each of our stockholders or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By First Class Mail:	By Overnight Courier or Express Mail:

American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, NY 10272-2042	Brooklyn, NY 11219

By Facsimile (for Eligible Institutions Only): (718) 234-5001. To Confirm Facsimile via Phone: (800) 937-5449

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at our expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Janney Montgomery Scott LLC

1717 Arch Street

Philadelphia, PA 19103

(617) 557-2979

E-mail: prospectus@janney.com